AMENDMENT NO. 14 TO

SUB-ADMINISTRATION AND SUB-FUND

ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT No. made as of June 25, 2024 (“Amendment”) to that certain Sub- Administration and Sub-Fund Accounting Services Agreement dated as of October 1, 2015 (as amended and in effect as of the date hereof) (“Agreement”) between Victory Capital Management Inc. (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”) and, with the Client, referred to herein individually as “Party” and collectively as “Parties.” All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain sub-administrative and sub-accounting services for the Client pursuant to the Agreement;

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to account for the addition of tailored shareholder reporting; and

WHEREAS, the Parties now wish to amend the Agreement pursuant to this Amendment to update the list of Funds subject to the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.Amendment to Schedule 2 (Appendix A) (Sub-Fund Administration Services) of Services Agreement.

Schedule 2 (Appendix A) Appendix A (Sub-Fund Administration Services) of the Services Agreement is hereby deleted in its entirety and replaced with the Schedule 2 (Appendix A) (Sub-Fund Administration Services) attached to the end of this Amendment.

2.Amendment to Schedule 4 (Fees) of Services Agreement.

Schedule 4 (Fees) of the Services Agreement is hereby deleted in its entirety and replaced with the Schedule 4 (Fees) attached to the end of this Amendment.

3.Amendment to Schedule 6 of Services Agreement (List of Funds).

Schedule 6 of Services Agreement (List of Funds) is hereby deleted in its entirety and replaced with the Schedule 6 (List of Funds) attached to the end of this Amendment.

4.Representations and Warranties.

(a)Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)The Client represents that it has provided this Amendment to the Boards.

5.Miscellaneous.

(a)This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Thomas Dusenberry
Name:
Thomas Dusenberry
Title:
Director, Fund Administration
Date:
July 2, 2024

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko
Name:
John Danko
Title:
President
Date:
July 2, 2024

Schedule 2 to Services Agreement -- Services

Appendix A – Sub-Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client with respect to the Funds, and will use reasonable efforts to provide the Services consistent with any applicable provisions under federal securities laws and subject to the terms and conditions of the Agreement (including the Schedules).

I.Services

1.Calculate contractual Trust expenses and make and control all disbursements for the Trusts, subject to review and approval of an officer of the Trusts or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trusts, and as appropriate;

2.Calculate all capital gain and distribution information relating to the Funds and its shareholders;

3.Intentionally omitted.

4.Prepare drafts of the annual report to Shareholders and certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trusts’ Form N- SAR; and file all required notices pursuant to Rule 24f-2;

5.Coordinate with the Trusts’ transfer agent with respect to the payment of dividends and other distributions to Shareholders;

6.Calculate performance data of the Funds for dissemination to information services covering the investment company industry;

7.Coordinate the filing of the Trusts’ tax returns, including federal, state, local and excise tax returns; issue all tax-related information to shareholders, including IRS Form -1099 and other applicable tax forms;

8.Make available appropriate individuals to serve as officers of the Trusts (to serve only in ministerial or administrative capacities relevant to the Service Provider’s services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Boards;

9.Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

10.Monitor and advise the Trusts and their Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

11.Assist the Trusts in developing portfolio compliance procedures for each Fund. The Service Provider, together with VCM, will also provide the Boards with quarterly results of compliance reviews;

12.Provide assistance and guidance to VCM with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trusts, and assisting in strategic planning in response thereto. Assistance to be provided at VCM's request with respect to SEC inspections includes (i) rendering advice regarding proposed responses

13.compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates

14.Provide appropriate assistance with respect to audits conducted by the Funds’ independent accountants including compiling data and other information as necessary;

15.Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trusts shall request and the parties shall agree in writing;

16.To assist the Trusts in connection with its obligations under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (“SO Laws”), the Service Provider will internally establish and maintain its own controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by the Service Provider on behalf of the Trusts and included in Reports is (a) recorded, processed, summarized, and reported by the Service Provider within the time periods specified in the SEC’s rules and forms and the disclosure controls and procedures of the Trusts (“Trust DCPs”), and

(b)communicated to the relevant Certifying Officers consistent with the Trust DCPs. Solely for the purpose of providing any Certifying Officer with a basis for certification, the Service Provider will (i) provide a sub-certification with respect to the Services during any fiscal period in which the Service Provider served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub-certification, the Service Provider may (a) limit its representations to information prepared, processed and reported by the Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trusts, including all Other Providers to the Trusts, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trusts have selected the appropriate accounting policies for the Fund(s); VCM shall assist and cooperate with the Service Provider (and shall cause its officers, and Other Providers to assist and cooperate with the Service Provider) to facilitate the delivery of information requested by the Service Provider in connection with the preparation of the Trusts’ Form N-CSR, and Form N-Q, including Trust financial statements, so that the Service Provider may submit a draft Report to the DCP Committee prior to the date the relevant Report is to be filed;

17.Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month

18.Rule 18f-4 Support for Funds relying on “Limited Derivatives User” Exemption (Lite)

a.Daily monitoring and reporting of derivative exposure levels

b.Monthly exposure calculation reporting on Form N-PORT (Item B.9)

19.Rule 18f-4 Support for Non-Exempt Funds (Standard)

a.Daily Value at risk (VaR) calculations and reporting

b.Monthly VaR reporting on Form N-PORT (Item B.10)

c.VaR stress testing and backtesting

d.Form N-RN filing coordination, ad hoc, as directed by the client;

20.Prepare Tailored Shareholder Reporting (“TSR”) production and filing (semi-annual);

21.Provide financial information for (i) the annual updates to each Trust’s registration statement on Form N- 1A; and (ii) supplements to the Trust’ Prospectuses and SAIs;

22.Notify VCM and Fund counsel of all Trust documents filed by the Service Provider with the SEC; and

23.Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards;

24.Service Provider shall make an employee available to the Trusts to serve, upon designation as such by the Board, as the Identity Theft Officer of the Trusts or such other title to perform similar functions. Service Provider's obligation in this regard shall be met by providing an appropriately qualified employee of Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed to be in the best interests of the Trusts. e Subject to Item 21(c), Service Provider shall select, and may replace, the specific employee that it makes available to serve as the Identity Theft Officer, , in Service Provider's reasonable discretion

25.Anti-Money Laundering.

(a)VCM represents and warrants that each Trust acknowledges that such Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act and shall comply with such Acts and applicable regulations adopted thereunder (such Acts and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, except to the extent a Trust is exempted in part or whole thereunder.

(b)Provision of AML Compliance Officer. Subject to the provisions set forth in Item 21(a) above, this Item 21(b), and Item 21(c) below, the Service Provider agrees to make available to the Trusts a person to serve as the Trust’ AML Compliance Officer (“AML Compliance Officer”). The Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of the Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to VCM contractually agreeing with each Trust that the Trust’s cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program. VCM shall provide copies of all books and records of the Trusts, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trusts), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

(c)Additional Provisions Concerning AML Compliance Officer and Identity Theft Officer . It is mutually agreed and acknowledged by the Parties that the Identity Theft Officer and AML Compliance Officer provided by the Service Provider under the provisions of this Schedule 2 will be executive officers of each Trust. Each such designation shall be subject to the approval of the Boards.

26.Perform daily compliance test to monitor adequacy of securities earmarked as collateral for portfolio securities per instructions from the Adviser.

27.Money Market Fund Reporting

(a)Provide Fund’s schedules of investments for monthly posting on the Fund’s website

(b)Provide the Fund’s mark to market, net flows and liquidity levels for daily posting on the Funds’ website

(c)Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N-MFP

(d)Perform periodic stress testing and reporting in accordance with Rule 2a-7

II. Notes and Conditions Related to Fund Administration Services

1.Service Provider shall have no obligation to make available individuals to serve as officers of the Trusts (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions when they are acting solely in their capacity as an Officer.

3.If any employee of Service Provider acts as an Officer of the Trusts, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds. In addition, the Officer will be subject to each Trust’s polices, except for its code of ethics policy, as Service Provider complies with Rule 17j-1 through its own policy. If Service Provider’s internal policies conflict with those of a Trust’s as it relates to the Officer’s duties to the Trust, Service Provider will notify Client promptly and the parties agree to develop an amicable resolution to the conflict.

4.The Trust’s Organic Documents and/or resolutions of their Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the applicable Trust, except to the extent such Officer would otherwise be liable to the Trust or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall cause the Trusts to secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.Any Officer may resign for any reason and the Service Provider agrees to provide as much advance notice of such resignation as is possible under the circumstances. Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)the applicable Trust’s Organic Documents do not, or no longer, contain the indemnity described above or the Trust has not secured or maintained the insurance policy described above;

(b)the Officer determines, in good faith, that the Trust

i.has failed to secure and retain the services of reputable counsel or independent auditors;

ii.has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act, or;

iii.the Officer, or Service Provider, has suffered a claim from a third party, or has been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Trusts.

6.Client shall promptly notify Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by Client or Trusts, one or more Fund shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Trusts in a manner consistent with applicable laws.

Schedule 4 to Services Agreement

Such Fees will be collected by Citi Fund Services Ohio, Inc.

1.	MUTUAL FUNDS FEES:
The Client shall pay Service Provider an asset based fee as follows:
	First $50 Billion in aggregate net assets of all Mutual Funds	1.10 bps
	Next $50 Billion in aggregate net assets of all Mutual Funds	1.00 bps
	Next $25 Billion in aggregate net assets of all Mutual Funds	0.85 bps
	All assets above $125 Billion in aggregate net assets of all Mutual Funds	0.65 bps

2.EXCHANGE TRADED FUNDS FEES (ETFs):

The Client shall pay Service Provider an asset based fee as follows:

First $1.0 Billion in aggregate net assets of all ETFs	2.75 bps
Next $4.0 Billion in aggregate net assets of all ETFs	2.25 bps
Above $5.0 Billion in aggregate net assets of all ETFs	2.00 bps
Index Receipt Agent Fee (per fund, per annum)	$3,000

3.FORM N-PORT Applies to Mutual Funds and ETFs

Tier	Description	Annual Fee
		(per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500
Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds	$14,000
	holding 50-510 securities
Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,000

Sleeve Fee: An additional fee will apply per sleeve $1,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the -N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12-month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate tier is applied to the new Fund.

4.LIQUIDITY RISK MANAGEMENT

Tier	Description	Annual Fee
		(per Fund)
Tier 1	All Fund of Fund and In-Kind ETFs	$1,000
Tier 2	All Funds holding < 50 securities	$2,000
Tier 3	All Funds holding 50-500 securities	$3,000
Tier 4	All Funds holding > 500 securities	$4,000

Note: Each Fund will be designated as a specific “tier” upon the commencement of the - Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12-month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

5.Rule 18f-4 Derivatives Rule

	Lite Support	$1,500 per fund per annum
	Standard Support	$4,000 per fund per annum
6.	Tailored Shareholder Reporting (“TSR”)	$1,500 per TSR produced
7.	Money Market Fund Fees
	Form N-MFP (monthly filing)	$9,000 per fund per annum
	Monthly Portfolio Holding Statements	$12,000 per fund per annum
	Money Market Fund Stress Testing	$5,000 per fund per annum

8. 38a-1 Compliance Services Fees (applicable to the USAA funds)

	38a-1 Compliance Services Program	$213,500 per annum
	AML Officer	$65,000 per annum
9.	Additional Fees
	Sleeve Fee (per additional sleeve per fund)	$15,000 per annum
	Typesetting Fees:	$2,500/per fund per annum
10.	Waivers

The NASDAQ Next 50 ETF will be subject to $0 fees for the first 12 months after the launch date or until the fund reaches $1 Billion in assets, whichever comes first.

11.Out-of-Pocket Expenses and Miscellaneous Charges:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A. Reimbursement of Expenses. The Client shall reimburse Service Provider for its out- of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i) All freight and other delivery and bonding charges incurred by Service

Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)The cost of obtaining security and issuer information;

(iii)The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(iv)Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(v)All copy charges;

(vi)Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vii)The cost of tax data services;

(viii)Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(ix)Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)Security Pricing and Valuation Fees

Asset Type	Monthly Fee ($)
Equities	0.85
Asset Backed	9.80
General Bonds	4.90
Government Bonds	6.05
Complex Debt	20.90
Listed Derivatives	0.85
Simple OTCs	20.50
Mid Tier OTCs	37.40
Complex OTCs	78.00

Notes

1.Monthly rates reflected are based upon current primary pricing vendor selections.

2.Each “Asset Type” can typically be expected to include the following security type:

•Equities: Domestic Equity, Foreign Equity, Warrants

•Asset Backed: ABS, MBS, CMOs, CMBs

•General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds

•Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds

•Complex Debt: Bank Loans

•Listed Derivatives: Futures, options

•Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap

•Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps

•Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs

3.Security Pricing Valuation Services will not be subject to the annual fee increase.

4.The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

(v)Fees for the SSAE 18 (or any similar report) will be charged $175 per share class

(vi)Check and payment processing fees; and

(vii)Costs of rating agency services.

12.Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured such index no longer be published. Citi will communicate any fee changes to VCM accordingly.

Schedule 6 to Services Agreement

List of Funds

Victory Portfolios

1.Victory Diversified Stock Fund

2.Victory Floating Rate Fund

3.Victory Global Energy Transition Fund

4.Victory High Income Municipal Bond Fund

5.Victory High Yield Fund

6.Victory Fund for Income

7.Victory Investment Grade Convertible Fund

8.Victory Low Duration Bond Fund

9.Victory Total Return Bond Fund

10.Victory Integrity Discovery Fund

11.Victory Integrity Mid-Cap Value Fund

12.Victory Integrity Small-Cap Value Fund

13.Victory Integrity Small/Mid-Cap Value Fund

14.Victory Munder Mid-Cap Core Growth Fund

15.Victory Munder Multi-Cap Fund

16.Victory RS Global Fund

17.Victory RS Growth Fund

18.Victory RS International Fund

19.Victory RS Investors Fund

20.Victory RS Large Cap Alpha Fund

21.Victory RS Mid Cap Growth Fund

22.Victory RS Partners Fund

23.Victory RS Science and Technology Fund

24.Victory RS Select Growth Fund

25.Victory RS Small Cap Equity Fund

26.Victory RS Small Cap Growth Fund

27.Victory RS Value Fund

28.Victory S&P 500 Index Fund

29.Victory Sophus Emerging Markets Fund

30.Victory Special Value Fund

31.Victory Strategic Allocation Fund

32.Victory Sycamore Established Value Fund

33.Victory Sycamore Small Company Opportunity Fund

34.Victory Tax-Exempt Fund

35.Victory Trivalent International Fund-Core Equity

36.Victory Trivalent International Small-Cap Fund

37.Victory THB US Small Opportunities Fund

Victory Variable Insurance Funds

1.Victory High Yield VIP Series

2.Victory RS International VIP Series

3.Victory RS Large Cap Alpha VIP Series

4.Victory RS Small Cap Growth Equity VIP Series

5.Victory 500 Index VIP Series

6.Victory Sophus Emerging Markets VIP Series

Victory Portfolios II – Mutual Funds

1.Victory US 500 Enhanced Volatility Wtd Index Fund

2.Victory Market Neutral Income Fund

Victory Portfolios II – ETFs

1.VictoryShares Developed Enhanced Volatility Wtd ETF

2.VictoryShares Dividend Accelerator ETF

3.VictoryShares International High Div Volatility Wtd ETF

4.VictoryShares International Volatility Wtd ETF

5.VictoryShares US 500 Enhanced Volatility Wtd ETF

6.VictoryShares US 500 Volatility Wtd ETF

7.VictoryShares US Discovery Enhanced Volatility Wtd ETF

8.VictoryShares US EQ Income Enhanced Volatility Wtd ETF

9.VictoryShares US Large Cap High Div Volatility Wtd ETF

10.VictoryShares US Multi-Factor Minimum Volatility ETF

11.VictoryShares US Small Cap Volatility Wtd ETF

12.VictoryShares US Small Cap High Div Volatility Wtd ETF

13.VictoryShares Core Intermediate Bond ETF

14.VictoryShares Short-Term Bond ETF

15.VictoryShares Emerging Markets Value Momentum ETF

16.VictoryShares International Value Momentum ETF

17.VictoryShares US Small Mid Cap Value Momentum ETF

18.VictoryShares US Value Momentum ETF

19.VictoryShares NASDAQ Next 50 ETF

20.VictoryShares THB Mid Cap ETF

21.VictoryShares Core Plus Intermediate Bond ETF

22.VictoryShares Corporate Bond ETF

23.VictoryShares WestEnd U.S. Sector ETF

24.VictoryShares Free Cash Flow ETF

25.VictoryShares Small Cap Free Cash Flow ETF

26.VictoryShares WestEnd Global Equity ETF

27.VictoryShares WestEnd Dynamic Equity ETF *

28.VictoryShares WestEnd Economic Cycle Bond ETF

29.VictoryShares Hedged Equity Income ETF *

Victory Portfolios III

1.Victory Cornerstone Aggressive Fund

2.Victory Cornerstone Conservative Fund

3.Victory Cornerstone Equity Fund

4.Victory Cornerstone Moderate Fund

5.Victory Cornerstone Moderately Aggressive Fund

6.Victory Cornerstone Moderately Conservative Fund

7.Victory Growth and Tax Strategy Fund

8.Victory Target Managed Allocation Fund

9.Victory Target Retirement 2030 Fund

10.Victory Target Retirement 2040 Fund

11.Victory Target Retirement 2050 Fund

12.Victory Target Retirement 2060 Fund

13.Victory Target Retirement Income Fund

14.Victory Aggressive Growth Fund

15.Victory Capital Growth Fund

16.Victory Emerging Markets Fund

17.Victory Growth & Income Fund

18.Victory Growth Fund

19.Victory International Fund

20.Victory Science & Technology Fund

21.Victory Small Cap Stock Fund

22.Victory Sustainable World Fund

23.Victory Value Fund

24.Victory 500 Index Fund

25.Victory Extended Market Index Fund

26.Victory Nasdaq-100 Index Fund

27.Victory Global Equity Income Fund

28.Victory Global Managed Volatility Fund

29.Victory Income Stock Fund

30.Victory Precious Metals and Minerals Fund

31.Victory California Bond Fund

32.Victory Government Securities Fund

33.Victory High Income Fund

34.Victory Income Fund

35.Victory Core Plus Intermediate Bond Fund

36.Victory Money Market Fund

37.Victory New York Bond Fund

38.Victory Short-Term Bond Fund

39.Victory Tax Exempt Intermediate-Term Fund

40.Victory Tax Exempt Long-Term Fund

41.Victory Tax Exempt Money Market Fund

42.Victory Tax Exempt Short-Term Fund

43.Victory Treasury Money Market Trust

44.Victory Ultra Short-Term Bond Fund

45.Victory Virginia Bond Fund

*Pending Launch